TOUCHSTONE FUNDS GROUP TRUST

FORM OF DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

CLASS A SHARES

      WHEREAS, Touchstone Funds Group Trust (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of
1940 (the "1940 Act"); and

      WHEREAS, the Trust and Touchstone Securities, Inc. (the "Distributor")
have entered into a Distribution Agreement, pursuant to which the Fund will employ the Distributor as distributor for the continuous offering of its shares;
and

      WHEREAS, the Trust desires to compensate the Distributor for providing the distribution services described herein to shareholders (the "Shareholders") who from time to time beneficially own shares of its common stock that are classified and allocated as "Class A Shares" (the "Shares") of each of the series listed in Exhibit A hereto, as may be amended from time to time (the
"Funds"); and

      WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the payment of such distribution expenses by the
Funds will benefit the Trust and the Shareholders and desire to adopt a plan of distribution pursuant to Rule 12b-1 under the 1940 Act with respect to Shares of the Funds; and

      WHEREAS, the Trust desires to compensate the Distributor or other parties for providing the shareholder services described herein to Shareholders;

      NOW, THEREFORE, the Trustees of the Trust hereby adopt this distribution and shareholder services plan (the "Plan") on the following terms and conditions:

      SECTION 1. The Trust has adopted this Plan to enable the Trust to directly or indirectly bear expenses relating to the distribution of the Shares of the
Trust and for providing shareholder services. The Distributor is authorized, pursuant to this Plan, to accept payments made to it and to make or direct payments on behalf of the Funds to any shareholder servicing agent with which it has entered into a shareholder servicing agreement or to any participating broker/dealer with which it has entered into a broker agreement.

      SECTION 2. The Fund shall pay to the Distributor compensation for distribution of the Shares at the annual rate not to exceed 0.25% of the average daily net assets of the Shares of the Funds. The amount of such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees and the Distributor shall mutually agree.
Such amount may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of Shares, including, but not limited to: compensation to and expenses, including overhead and telephone expenses, of employees of the Distributor who engage in or support distribution of the
Shares; printing of prospectuses and reports for other than existing stockholders; preparation, printing and distribution of sales literature and advertising materials; and compensation to broker/dealers who sell Shares. The
Distributor may negotiate with any such broker/dealer the services to be provided by the broker/dealer to stockholders in connection with the sale of
Shares, and all or any portion of the compensation paid to the Distributor under this section may be reallocated by the Distributor to broker/dealers who sell
Shares.

      SECTION 3. Of the total compensation authorized above, the Fund may pay for shareholder services in an amount up to 0.25% of the average daily net assets of the Shares which amount will reduce the aggregate Rule 12b-1 compensation received by the Distributor hereunder by such amount. Shareholder services may be performed by the Distributor or its affiliates, or the
Distributor or its affiliates may enter into agreements with broker-dealers or other financial institutions, including fiduciaries and administrators of employee benefit plans, for the performance of such services. Shareholder services may include, but are not limited to, the following services: (i)
establishing and maintaining customer accounts and records; (ii) aggregating and processing purchase and redemption requests from customers and placing net purchase and redemption orders with the Distributor; (iii) automatically investing customer account cash balances; (iv) providing periodic statements to their customers; (v) arranging for bank wires; (vi) answering routine customer inquiries concerning their investments in the shares offered in connection with this Plan and related distribution agreement; (vii) assisting customers in changing dividend options, account designations and addresses; (viii) performing sub-accounting functions; (ix) processing dividend payments from the Fund on behalf of customers; (x) forwarding certain shareholder communications from the
Fund (such as proxies, shareholder reports and dividend, distribution and tax notices) to customers; and (xi) providing such other similar services as may be reasonably requested to the extent they are permitted to do so under applicable statutes, rules and regulations. In addition, the Distributor shall perform or supervise the performance by others of other shareholder services in connection with the operations of the Shares, as agreed from time to time.

      SECTION 4. This Plan shall not take effect with respect to any Fund until it has been approved (a) by a vote of at least a majority of the outstanding voting securities of the Shares of such Fund, if proposed to take effect after the public offering of such Fund's Shares; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and
(ii) the Qualified Trustees (as defined in Section 10 herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

      SECTION 5. This Plan shall continue in effect for a term of one year.
Thereafter, this Plan shall continue in for so long as its continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 4 herein for the approval of this Plan.

      SECTION 6. The Distributor shall provide to the Board of Trustees of the
Trust and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made, including commissions, advertising, printing, interest, carrying charges and allocated overhead expenses.

      SECTION 7. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Shares of the Funds.

      SECTION 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of a majority of the outstanding voting securities of the Shares of the
Funds, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

      SECTION 9. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of Shareholders holding a majority of the outstanding voting securities of the Shares of the Funds, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 4 herein for the approval of this Plan.

      SECTION 10. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust within the meaning of Section 2(a)(19) of the 1940 Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and
Exchange Commission.

      SECTION 11. While this Plan is in effect, Board of Trustees of the Trust shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the 1940 Act.

      SECTION 12. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 6 hereof for a period of not less than six years from the date of this Plan, such agreements or such reports, as the case may be, the first two years in an easily accessible place.

EXHIBIT A
TO
TOUCHSTONE FUNDS GROUP TRUST
DISTRIBUTION AND SHAREHOLDER SERVICES PLAN
FOR
CLASS A SHARES

Touchstone Mid Cap Fund
Touchstone Premium Yield Equity Fund
Touchstone Sands Capital Select Growth Fund
Touchstone Small Cap Value Fund
Touchstone Capital Appreciation Fund
Touchstone Total Return Bond Fund
Touchstone Emerging Markets Equity Fund
Touchstone Global Equity Fund
Touchstone Global Real Estate Fund
Touchstone International Fixed Income Fund
Touchstone Large Cap Relative Value Fund
Touchstone Market Neutral Equity Fund
Touchstone Mid Cap Value Fund
Touchstone Small Cap Core Fund
Touchstone Focused Equity Fund
Touchstone Emerging Markets Equity Fund II
Touchstone Merger Arbitrage Fund
Touchstone Ultra Short Duration Fixed Income Fund